Exhibit 77(e)(2)


                               AMENDED SCHEDULE A

                               with respect to the

                              SUB-ADVISER AGREEMENT

                                     between

                              ING INVESTMENTS, LLC

                                       and

                          ING INVESTMENT MANAGEMENT CO.


Fund                                                     Annual Investment Management Fee
----                                                     --------------------------------
                                                  (as a percentage of average daily net assets)
ING VP Financial Services Portfolio                0.3375% of the first $500 million of assets
                                                 0.3150% of the assets in excess of $500 million

ING VP High Yield Bond Portfolio                   0.2610% of the first $200 million of assets
                                                    0.2475% of the next $300 million of assets
                                                    0.2250% on the next $500 million of assets
                                                  0.2025% of the assets in excess of $1 billion

ING VP International Value Portfolio                                 0.4500%

ING VP MidCap Opportunities Portfolio                                0.3375%

ING VP SmallCap Opportunities Portfolio            0.3375% of the first $250 million of assets
                                                    0.3150% of the next $250 million of assets
                                                    0.2925% of the next $250 million of assets
                                                    0.2700% of the next $250 million of assets
                                                  0.2475% of the assets in excess of $1 billion